EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-51702) of Connecticut Water Service, Inc. of our report dated May 28, 2004 relating to the financial statements of the Savings Plan of The Connecticut Water Company, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers, LLP
Boston, Massachusetts
June 29, 2004